Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-97857 and 333-145287) on Form S-8 of MB Financial, Inc. of our report dated June 26, 2012, relating to our audit of the financial statements and supplemental schedule of MB Financial, Inc. 401(k) Profit Sharing Plan, which appears in this Annual Report on Form 11-K of MB Financial, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2011.

/s/McGladrey LLP

Schaumburg, Illinois
June 26, 2012